Exhibit 99.1

Grayscale Investments® Names Michael Sonnenshein Chief Executive Officer

The firm expects to double its staff size and launch multiple new products in 2021

New York, Jan. 07, 2021 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager, today announced that Michael Sonnenshein has been named Chief Executive Officer. Sonnenshein has been with Grayscale for seven years and served in his previous role of Managing Director for three years. He succeeds Grayscale’s founder, Barry Silbert, and will assume the role immediately. Silbert will continue as Chief Executive Officer of Grayscale’s parent company, Digital Currency Group.

“Grayscale has been at the vanguard of bringing digital currencies to the mainstream, and I could not be more proud of the results the team has achieved since the firm was founded,” said Silbert. “When Michael joined the firm seven years ago, we had one product and $60 million in assets under management. Today, investors from around the world can access 10 products, and the firm is managing more than $20 billion in assets. That accomplishment would not have been possible without Michael’s unrelenting passion for our business and his commitment to making the digital currency asset class available to a broader base of investors.”

“Under Michael’s leadership, Grayscale has assembled a world-class team hailing from top financial institutions, earned capital allocations from some of the biggest names in the investment community, cultivated partnerships with best-in-class providers, and inspired the next generation of leaders in the digital currency industry. I am excited for Grayscale’s continued expansion and evolution in the years ahead,” added Silbert.

As CEO, Sonnenshein will set the strategic direction of the firm, scale Grayscale’s business by investing in its people and operational capabilities, and expand the ability of investors to access the digital currency asset class. The firm expects to double its staff in 2021, as well as roll out multiple new products. These plans come on the heels of an extraordinary year for the firm, where its AUM grew from $2 billion at the start of 2020 to over $20 billion today — making it one of the fastest growing asset managers of all time.

“Working at Grayscale over the last seven years has been a once-in-a-lifetime opportunity. I am extremely grateful for the honor to assume the Chief Executive position at the firm, and I thank Barry for his vision, leadership, and support,” said Sonnenshein. “What sets Grayscale apart is the exceptional professionalism, integrity, and ambition of the people who I am fortunate enough to work with every day. I am humbled to be at the helm of this talented group of leaders as we continue to grow Grayscale into a powerhouse firm not just among the digital currency industry, but within the global asset management community as a whole.”

Sonnenshein joined Grayscale in 2014 as an Account Executive before being promoted to Director of Sales and Business Development. He served successfully in that role for three years before being named Managing Director in January 2018. Prior to Grayscale, he served in several roles at JPMorgan, Barclays, and Bank of America.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About Grayscale Investments®

Grayscale Investments is the world’s largest digital currency asset manager, with more than $20B in assets under management as of December 31, 2020. Through its family of 10 investment products, Grayscale provides access and exposure to the digital currency asset class in the form of a security without the challenges of buying, storing, and safekeeping digital currencies directly. With a proven track record and unrivaled experience, Grayscale’s products operate within existing regulatory frameworks, creating secure and compliant exposure for investors. For more information, please visit www.grayscale.co or follow us on Twitter, @Grayscale.

press@grayscale.co